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EXHIBIT 4.6

HEALTHETECH, INC.
AMENDMENT NO. 3 TO THE SIXTH
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

        This amendment (the "Amendment") to the Sixth Amended and Restated Investor Rights Agreement dated as of June 21, 2001, as amended, by and among HealtheTech, Inc., a Delaware corporation (the "Company") and the parties named therein (the "Rights Agreement") is dated as of            , 2002. Capitalized terms not defined herein have the meanings set forth in the Rights Agreement.

RECITALS

        A.    WHEREAS, the Company, the New Series C Investors, the Prior Series C Investors, the Founders, the Baby-C Holders, the Series A Investors and the Series B Investors entered into the Rights Agreement as of June 21, 2001.

        B.    WHEREAS, the Company, the New Series C Investors, the Prior Series C Investors, the Founders, the Baby-C Holders, the Series A Investors and the Series B Investors desire to amend the Rights Agreement to amend the definition of Qualifying Public Offering.

        C.    WHEREAS, Section 5.4 of the Rights Agreement provides that any term of the Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

        1.    Amendment to Definition of Qualifying Public Offering. Section 1.12 of the Rights Agreement is amended and restated in its entirety as follows:

        "Qualifying Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act causing the offer and sale of Common Stock for the account of the Company in which the Company receives aggregate gross proceeds (before deduction of underwriters' discounts, commissions and fees) of $20 million and a minimum, per share price of $7.50 (as appropriately adjusted for all stock splits, stock dividends, combinations, recapitalizations, and the like)."

        2.    Miscellaneous.

          (a)  Entire Agreement. This Amendment and the Rights Agreement constitutes the full and entire agreement between the parties with regard to the subjects hereof and thereof.

          (b)  Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of Delaware.

          (c)  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

          (d)  Facsimile or Telecopy Signatures. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

        (remainder of page intentionally left blank)

        IN WITNESS WHEREOF, the Company and the holders of a majority of the Registrable Securities have caused this Amendment to be executed and delivered as of the date first written above.

HEALTHETECH, INC.		FOUNDERS:
By:
	Name: James R. Mault Title: Chief Executive Officer	James R. Mault
Allen M. Krass
Chad Mestler
Jurg Kehrli
Noel Johnson
Kellie Mault
STOCKHOLDERS:
(Name of Stockholder)
(Signature of Authorized Stockholder Representative)
(Print name and title of authorized signatory, if applicable)

[Signature Page to Amendment to Rights Agreement]

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  EXHIBIT 4.6
HEALTHETECH, INC. AMENDMENT NO. 3 TO THE SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
RECITALS